PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President and CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Saskia Sidenfaden Director of Media Relations Financial Relations Board 212.827.3771 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Obtains Remaining Commitments on $200 Million Credit Facility
From Wells Fargo and Deutsche Bank

Scottsdale, Arizona (September 8, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced today that Wells Fargo and Deutsche Bank  have committed to and will serve as Joint Lead Arrangers and Joint Bookrunners for the Company’s $200 million unsecured revolving credit facility.

Wells Fargo and Deutsche Bank have each committed $62.5 million to the new credit facility.  As previously announced, JP Morgan, has committed $75 million to the new credit facility.  The credit facility will have an initial term of 12 months, with two three-month extensions.

This credit facility does two key things. First, it reflects HTA’s growth and financial strength. Second, this facility will provide HTA with greater flexibility to take advantage of attractive acquisition opportunities.  “We are pleased with the addition of Wells Fargo and Deutsche Bank to the credit facility. Together with JP Morgan, this high quality lender group understands our stockholder-first philosophy and performance driven business model,” stated Kellie S. Pruitt, Chief Financial Officer of HTA.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since January 1, 2010, HTA has acquired approximately $273.9 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.3 million square feet. Since its formation in 2006, HTA has made 67 geographically diverse acquisitions valued at approximately $1.73 billion based on purchase price, which includes 203 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.7 million square feet, and includes 184 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be able to close the unsecured credit facility on terms that are favorable to us or at all. In addition, our results may impacted by, among other things, changes in the condition of the debt and equity capital markets; changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is not an offer to sell or a solicitation of an offer to buy any securities.